Exhibit 5.5

[Letterhead of Fabian VanCott]

May 2, 2016

Berry Plastics Corporation

101 Oakley Street

Evansville, Indiana 47710

Re:	Berry Plastics Corporation Indenture with Respect to Registered Second Priority Senior Secured Notes Due 2022

Ladies and Gentlemen:

We have served as special Utah counsel to Berry Plastics Corporation, a Delaware corporation ( “BPC”) and Pliant Corporation International, a Utah corporation (“PCI”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by BPC, Berry Plastics Group, Inc. (“Berry”) and the subsidiary guarantors (including PCI) listed on Schedule I thereto (such subsidiaries, together with Berry, being sometimes collectively referred to herein as the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 relating to the offer by BPC (the “Exchange Offer”) to exchange up to $400,000,000 in aggregate principal amount of BPC’s registered 6.00% Second Priority Senior Secured Notes due 2022 (the “Exchange Notes”) for an equal aggregate principal amount of its existing 6.00% Second Priority Senior Secured Notes due 2022 issued and outstanding in the aggregate principal amount of $400,000,000 (the “Initial Notes”), under the indenture dated as of October 1, 2015 (the “Original Indenture”), originally between Berry Plastics Escrow Corporation (“BP Escrow”) and U.S. Bank National Association, as trustee (the “Trustee”) , as supplemented by (a) that certain Second Priority Notes First Supplemental Indenture, dated as of October 1, 2015 (the “First Supplemental Indenture”), by and among BP Escrow, BPC, Berry, the Subsidiary Guarantors party thereto (including PCI) and the Trustee, pursuant to which, among other things, BPC was substituted for BP Escrow as issuer of the Initial Notes, and Berry and such Subsidiary Guarantors guaranteed the Initial Notes, and (b) that certain Supplemental Indenture, dated as of February 11, 2016 (the Original Indenture, as so supplemented, being herein referred to as the “Indenture”). Payment of the Exchange Notes is to be guaranteed by the Guarantors pursuant to a guarantee contained in the Indenture. All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

In connection with the preparation of this opinion letter, and as the basis for the opinions (the “Opinions”) set forth below, we have made such inquiry of and with respect to BPC and PCI as we have deemed relevant and necessary, we have made such investigations of the laws of the State of Utah as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

Berry Plastics Corporation

May 2, 2016

(1)	The Registration Statement (including all exhibits thereto);

(2)	An executed copy of the Indenture;

(3)	Executed copies of the Initial Notes;

(4)	The form of the Exchange Notes provided to us by Bryan Cave LLP;

(5)	A photocopy of the Articles of Incorporation of Huntsman Container Corporation International (“HCCI”), marked to indicate they were filed with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) on October 17, 1989, a photocopy of Articles of Merger of Huntsman Packaging International Corporation into Huntsman Container Corporation International marked to indicate that they were filed with the Division December 24, 1996, and a photocopy of Articles of Amendment to the Articles of Incorporation of HCCI which changed the name of HCCI to Pliant Corporation International, marked to indicate they were filed with the Division of December 6, 2000 (collectively, the “PCI Articles”) all as certified to by the Division on December 17, 2013;

(6)	A Certificate of Existence as to PCI issued electronically by the Division on April 15, 2016 (the “PCI Certificate of Existence”);

(7)	Secretary’s Certificate of Berry Plastics Corporation and the Subsidiary Guarantors dated as of the date hereof (the “Secretary’s Certificate”) and certain of the documents described therein and attached thereto, including, without limitation resolutions adopted by Unanimous Written Consent of Certain Subsidiaries of the Company (including PCI) dated as of September 16, 2015, the PCI Articles and the Amended and Restated Bylaws of PCI (the “PCI Bylaws” and, together with the PCI Articles, the “PCI Organizational Documents”).

For purposes of this opinion letter, the following terms and phrases have the following meanings:

(i)	“PCI Organizational Documents” shall have the meaning set forth in Paragraph (7) above.

(ii)	“internal laws of the State of Utah” means the laws of the State of Utah, excluding any provisions of the Utah law that might require the application of the law of any state or jurisdiction other than the State of Utah.

(iii)	“laws of the State of Utah” or “Utah law” means and is limited to the present published statutes of the State of Utah, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code, and the present published decisions of the Utah Court of Appeals and the Utah Supreme Court.

Berry Plastics Corporation

May 2, 2016

Based upon and subject to the foregoing examination and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are, as of the date hereof, of the opinion that under current interpretations of the laws of the State of Utah:

1.           PCI is a corporation validly existing and in good standing under the laws of the State of Utah.

2.           PCI has the all necessary corporate power and authority to execute and deliver the First Supplemental Indenture and to guarantee the Exchange Notes pursuant to the Indenture.

3.           The execution and delivery by PCI of the First Supplemental Indenture and the guarantee of the Exchange Notes pursuant to the indenture have been duly authorized by all necessary corporate action on the part of PCI.

4.           The First Supplemental Indenture has been duly executed and delivered by PCI.

The opinions set forth above (the “Opinions”) are predicated upon and limited to the correctness of the assumptions set forth therein, and are further subject to the assumptions, qualifications, exceptions and limitations set forth below:

A.	In our examinations, we have assumed the genuineness of all signatures, the legal competence and capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original of all documents submitted to us as copies or by facsimile or other means of electronic transmission or obtained from EDGAR and the authenticity of the original of all such documents.

B.	In rendering the Opinion in Paragraph 1 with respect to the good standing of PCI, we have relied solely upon and such opinion is as of the date of the PCI Certificate of Existence.

C.	Certain of the Opinions are necessarily rendered or given in reliance upon statements or assurances as to matters of fact made to us by governmental officers or agencies or by officers or representatives of BPC or PCI. Such Opinions assume the accuracy and completeness of such statements or assurances, and to the extent based on such statements or assurances, are as of the dates of such statements or assurances. Except as expressly set forth in this opinion letter, we have not investigated or verified such matters of fact and do not opine as to or confirm the accuracy or completeness of such matters of fact.

D.	In rendering the Opinions we have relied upon the factual circumstances of the transactions contemplated by the Indenture, and, except as expressly set forth in this opinion letter, we have relied upon and have assumed the accuracy of the factual matters referred to in the Indenture, including, without limitation, the factual statements, factual representations and factual warranties of BPC or PCI contained in the Indenture. Except as expressly set

Berry Plastics Corporation

May 2, 2016

forth in this opinion letter, we have not independently investigated or verified any such facts, and we do not opine as to or confirm the accuracy or completeness of such factual matters.

E.	The Opinions set forth herein are limited to the internal laws of the State of Utah. We express no opinion as to other local laws, or the law of any other state or country.

F.	We expressly except from the Opinions set forth herein any opinion concerning the need for or compliance by any party with the securities and antitrust laws, regulations, or rules of the State of Utah or any other jurisdiction.

G.	Our responsibilities under and with respect to this opinion letter and the Opinions expressed herein shall at all times and in all respects be governed by and construed solely in accordance with the internal laws of the State of Utah.

H.	The Opinions set forth herein that relate to specified agreements or documents do not extend to documents, agreements, or instruments referred to in said agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes, or schedules that are not identified in this opinion letter.

I.	These Opinions are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

J.	Unless otherwise specifically indicated, the Opinions set forth herein are as of the date hereof and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any change in the law that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

FABIAN VANCOTT

/s/ Fabian VanCott